THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED
Stock Option
Overview — United States
Fiscal 2007

HIGHLIGHTS OF THE AWARD
This Overview is qualified in its entirety by reference to the Memorandum to Participants in the Polo Ralph Lauren 1997 Long-Term Stock Incentive Plan and to the Plan itself. Copies of the Memorandum and the Plan are available from your Human Resources Department or by logging on to the Intranet at http://poloexpress.polo.com. Once on the Polo Express home page, on the left hand side choose:
Tools & Resources → Human Resources → Benefits → Stock Plan Summaries → Long-Term Stock Incentive Plan Summary or → Long-Term Stock Incentive Plan Memorandum
OVERVIEW
The Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (as amended and restated as of August 12, 2004, “the Plan”), authorizes the Compensation Committee of the Board of Directors to grant equity awards to, among others, officers and other employees of the Company and its subsidiaries.
A stock option granted under the Plan provides a participant the opportunity to purchase, within a specified period of time, a stated number of shares of Polo Ralph Lauren Class A Common Stock (traded on the New York Stock Exchange under the symbol RL) at a fixed price (the option exercise price). The option exercise price equals the fair market value (the average of the high and the low trading prices) of a share of Polo Ralph Lauren common stock on the grant date. Stock options increase in value when the price of Polo Ralph Lauren’s stock moves above the option exercise price.
This Overview explains the Company’s current stock option program under the Plan, its benefits to you as a participant, and outlines the various steps you need to take in regard to your stock option grant.
AWARD OBJECTIVES
The intent of the stock option program is to provide awards that:
1.	Motivate key contributors to continuously improve the Company’s performance. which should ultimately result in increased shareholder value.

2.	Attract and retain individuals of superior talent.

3.	Enable individuals to participate in the long-term growth and financial success of the Company.

PLAN ADMINISTRATION
Polo Ralph Lauren’s Human Resources Department administers the stock option program. Record keeping for stock option awards is performed by Merrill Lynch. You must have an open brokerage account at Merrill Lynch in order to exercise your vested stock options. See P. 5 for further information on opening an account and exercising options.
The Company’s Board of Directors reserves the right to amend, modify, or terminate the Plan at any time. No such amendment to the Plan would adversely affect any stock options then outstanding.
If you have any questions regarding this Overview, please consult the Memorandum to Participants or the Corporate Compensation Department.
ELIGIBILITY FOR GRANT
The Polo Ralph Lauren stock option program awards stock option grants to key contributors who have a significant impact on the strategic direction and business results of the Company. Individuals in designated positions may receive an equity award each year.
Guidelines have been established for the types of equity awards and the number of shares eligible participants may receive. The guidelines reflect a position’s scope, accountability and impact on the organization, and may also reflect changes in the value of Polo Ralph Lauren stock.
Please note that these guidelines do not constitute a guarantee that any specific individual will receive an equity award in any given year or guarantee the type or size of any grant, if a grant is made.
Also, an eligible Polo Ralph Lauren employee who receives an Improvement Needed (I) or Unsatisfactory (U) rating on his/her annual performance appraisal is not eligible for an equity award in the year following that appraisal period.
OPTION PRICE
The option exercise price, which is determined on the date of grant, is stated in your Total Executive Compensation package or your notification letter. Though the stock price may fluctuate over the term of the option, the option exercise price does not change, except in the event of a stock split or other similar event.
A stock option is not the same as owning actual shares of stock. Stock option holders do not have the right to participate in shareholder voting or the right to receive dividends.

VESTING PERIOD
The vesting period for your options is three years starting from the grant date. Stock options vest in equal annual installments (as is reasonably possible and in whole numbers only) over the three year period. Stock options are 100% vested three years from the initial grant date. As stock options vest, participants may exercise any vested portion of the stock option award.
As shown below, one-third of the stock options in a grant vest on the anniversary of the initial grant date.
VESTING/EXPIRATION SCHEDULE
Although participants have the right to exercise stock options once they have vested, they may choose to hold them in anticipation of future gains from an increase in the stock price. If a participant leaves Polo Ralph Lauren (except as a result of disability or death) before stock options have fully vested, all rights to the unvested options are forfeited. (For further details on the impact of termination, please see the chart on Page 6).
In addition, the expiration date of any vested stock options may be accelerated. (See chart on Page 6.)
EXPIRATION OF OPTIONS
Options that have not been exercised by the end of the “contractual term” expire. Beginning with stock option awards made in June 2006, the contractual term is seven years. This means that all vested options in a grant must be exercised within seven years of the initial grant date.
Options granted prior to June 2006 have a ten year contractual term and must be exercised within ten years of the initial grant date.

VALUE OF STOCK OPTIONS
As mentioned earlier, stock options increase in value when the market price of Polo Ralph Lauren common stock rises above the option grant price. When this occurs, participants can exercise their vested stock options by buying stock at a price below the market price. The difference between the market price and the option exercise price is considered the gain received from the exercise.
EXERCISE = BUYING STOCK
The potential gain from stock options can be significant, as shown in the above chart. This example is not a forecast of actual growth in Polo Ralph Lauren’s stock price, but merely an illustration showing the opportunity for gains based on potential rates of stock price appreciation.
Example: The participant has 1,000 stock options at a $55 option price. The gain per share is calculated by subtracting the option price from the stock trading price (i.e., $55 — $55 = $0, $62 - $55 = $7 per share, etc.) The total gain is calculated by multiplying the gain per share by the number of stock options (1,000).
POTENTIAL STOCK OPTION GAIN
Award of 1,000 Options with $55 Exercise Price

	If Future Stock Price Reaches:
	$55	$58	$60	$62
Gain per Share (assumes all shares granted have vested)	$0	$3	$5	$7

Total Gain	$0	$3,000	$5,000	$7,000

OPTION EXERCISE
All stock option exercise transactions and record keeping are performed for the Company by Merrill Lynch.
If you wish to exercise your vested stock options, you may use the Merrill Lynch website at www.benefits.ml.com and follow the instructions you received for accessing the site. You may also view your stock option account information at the Merrill Lynch website.
You must have an open brokerage account at Merrill Lynch in order to effect a cashless exercise (as described below) of your options.
If you prefer to use the Merrill Lynch call center (exercise fees for this option are higher) you may contact a Merrill Lynch representative at 1-877-765-POLO and indicate your intent to exercise.
Please refer to Page 7 for important information regarding the tax consequences of stock option exercise and Page 8 for information about “Blackout” periods when stock options may not be exercised through a cashless exercise.
Methods of exercising stock options:
When you exercise your stock options, you purchase Polo Ralph Lauren shares at the option exercise price set at the time the option was granted. Stock options may be exercised in three ways:
•	Cash Exercise: Paying cash for the exercise price.

•	Cashless Exercise: Exercising stock options and paying for the exercise by simultaneously selling the stock and retaining the net gain.

•	Stock-for-Stock Exchange: Delivering shares of Polo Ralph Lauren stock that you have owned for at least six months and that are not subject to any pledge or other security interest, to pay for the exercise price.
SALE OF SHARES SUBSEQUENT TO EXERCISE
When shares are acquired due to exercise of stock options and sold at a later date, participants benefit from any price appreciation that may have occurred since the purchase date. As noted above, shares realized from a stock option exercise may be sold at any time, except when such sale would be considered insider trading or during those “Blackout” periods specified by the Company’s Securities Trading Policy (see Page 8). Please note that these restrictions apply to the sale of shares in a cashless exercise. Executive Officers, however, may sell shares only pursuant to SEC Rule 144 or another applicable exception under the Securities Act of 1933, as Amended.

IF YOU LEAVE POLO RALPH LAUREN
The following chart explains the impact on stock options if you leave Polo Ralph Lauren.
IMPACT ON STOCK OPTIONS

Event	Vested Options		Unvested Options
Normal Retirement Age 65	•	Up to three years to exercise any vested stock options after retirement, provided they do not expire sooner. The options expire after the three years.	•	All unvested stock options are forfeited.

Early Retirement Age 55 with seven or more yearsof service	•	Up to one year to exercise vested options after early retirement, provided they do not expire sooner. The options expire at the end of the one year. However, any vested options are forfeited if a participant goes to work for a competitor.	•	All unvested stock options are forfeited.

Disability Death	•	In the case of disability, participants have up to three years to exercise any vested stock options after long-term disability begins, provided they do not expire sooner. The options expire if not exercised within the three years.	•	Unvested options continue to vest according to the original vesting schedule (one-third each year for three years). If not exercised, once vested, within three years of the date of death or disability, the options expire.
	•	In the case of death, the estate has up to three years to exercise any vested stock options, provided they do not expire sooner. Options expire if not exercised after within the three years.

Involuntary Termination (1)	•	Up to three months to exercise any vested stock options, provided they do not expire sooner.	•	All unvested stock options are forfeited.

Dismissal for Cause Voluntary Resignation	•	All vested stock options are forfeited as of the date of termination.	•	All unvested stock options are forfeited.

(1)	Refers to termination by Polo without cause and when the employee has executed a general release with terms satisfactory to the Company.

TAX LIABILITY
The following statements regarding United States federal income tax consequences of the grant and exercise of stock options granted under the Company’s stock option program should be read in conjunction with the “Federal Income Tax Consequences” section of the Memorandum to Participants in the Polo Ralph Lauren 1997 Long-Term Stock Incentive Plan and are not intended to be a complete summary of applicable law, nor do they address state, local or non-U.S. tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the specific circumstances of such participant. For these reasons, participants are urged to consult their tax advisors with respect to the consequences of their participation in the Plan .
AT GRANT
No United States federal income tax is owed at grant.
AT VESTING
No United States federal income tax is owed at vesting.
AT EXERCISE
United States federal income tax is owed on the stock option gain when options are exercised. The gain is the amount equal to the difference between the option exercise price and the market price of the stock at the time of exercise. The gain will be taxed at ordinary income tax rates. In addition, the gain will be subject to state and local taxes, as well as Federal Insurance Contributions Act (FICA) tax to the extent applicable.
Participants are required to provide Polo Ralph Lauren with either cash or stock to satisfy any withholding tax requirements at the time they exercise their stock options.
If a participant elects to do a “cashless” exercise (see Page 5), a percentage of the gain will be withheld to satisfy applicable federal, state, and local payroll and income tax withholding requirements. However, the amount withheld may be less than a participant’s actual federal, state, or local income tax liabilities because the rate at which the participant’s income is taxed may exceed required withholding rates. As a result, participants may wish to consult with their tax advisors regarding their individual tax liability.
Any income generated from exercising stock options must be reported to the Internal Revenue Service (IRS) and will, therefore, be included on the W-2 form received the following January.
SALE OF SHARES SUBSEQUENT TO OPTION EXERCISE
Please consult the Memorandum to Participants and your own tax advisor.

OTHER IMPORTANT PLAN INFORMATION
INSIDER TRADING
As provided in the Polo Ralph Lauren Employee Handbook, employees are prohibited by law from buying or selling stock if an employee has or is aware of any material, non-public information about Polo Ralph Lauren. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of RL stock — either positively or negatively — or affect a person’s decision to buy, hold or sell stock. The prohibition on insider trading applies to the sale of shares in a cashless option exercise.
Examples of what might be considered “insider information” include but are not limited to the following:
•	Earnings or other financial information;

•	Changes in dividend policy;

•	Stock splits;

•	Mergers and acquisitions;

•	Major new contracts or product-line introductions;

•	Litigation involving substantial amounts of money; or

•	Changes in management
These insider-trading rules are applicable to employees of Polo Ralph Lauren and its related companies worldwide.
COMPANY BLACKOUT PERIODS
To avoid even the appearance of “insider trading,” our Company’s policy prohibits members of the Board of Directors and all employees from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers buying or selling shares, including through the cashless exercise of stock options. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The “blackout periods” are announced at the start of each year. In addition, members of the Board of Directors, officers (any employee who is a Vice President or above), and employees in the Finance and Legal departments must clear all trades with the Corporate Counsel, whether they occur within a blackout period or not.

ADDITIONAL PROHIBITED TRANSACTIONS
Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s common stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the company:
•	“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months, and ideally longer. (Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase — we have simply extended this prohibition to all employees. Exercise of options with an exercise price above the then current market price of the stock, however, is not considered a purchase under the SEC’s rule.)

•	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery.)

•	Buying or selling “puts” or “calls” (i.e., making commitments to buy or sell securities at a specified price for a fixed period of time.)
CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND OTHER KEY PERSONNEL
All transactions in Company stock (purchases, sales, transfers, etc.) by members of the Board of Directors, officers (any employee who is a Vice President or above), and personnel in the Finance and Legal departments must be cleared by the Corporate Counsel. If you contemplate a transaction, you must contact the Corporate Counsel at (212) 705-8280 before contacting Merrill Lynch or taking any other step to initiate a transaction.

In the event of any discrepancy between the terms of the Plan and the Stock Option Overview, the terms of the Plan will govern. A copy of the official Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan is available from your Human Resources department or you may log on to the Intranet at http://poloexpress.polo.com.